Exhibit 99.1

November 11, 2009

NORTHWEST PIPE ANNOUNCES PRELIMINARY ESTIMATES OF THIRD QUARTER 2009 RESULTS

Vancouver, WA, November 11, 2009...Northwest Pipe Company (NASDAQ: NWPX) today announced its preliminary estimates of financial results for the third quarter ended September 30, 2009. The Company also announced that it has delayed the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, pending the conclusion of an ongoing internal investigation of certain accounting matters, including certain revenue recognition practices, being conducted by the Audit Committee of the Board of Directors with the assistance of independent professionals. The Company plans to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and publish final third quarter results as soon as practicable after the completion of the Audit Committee’s investigation and the completion of the additional accounting work, if any, required as a result of the Audit Committee’s investigation. Until that time the preliminary estimates of financial results presented in this press release are preliminary and subject to change.

The Company’s preliminary estimate of net sales for the third quarter ended September 30, 2009 is approximately $67 million compared to net sales of $123.4 million previously reported for the third quarter of 2008. The Company’s preliminary estimate of net income for the third quarter of 2009 is a net loss of approximately $1 million compared to net income previously reported for the third quarter of 2008 of $10.2 million. Revenues and earnings declined largely due to volume decreases across the Company’s product lines with further negative impacts caused by reduced pricing and a less favorable product mix.

Outlook

“As noted above, our third quarter results have not been finalized. In the meantime, as we look ahead to the fourth quarter and to next year, we see mixed signals. Our backlog at the end of the third quarter was approximately $125 million, down from $190 million three months ago. Over $30 million of this decline was due to the previously announced cancellation of the USEC project. However, we still had a difficult quarter in the market. Many jobs were postponed, but we also booked orders at less than our usual rate. Our operations in the fourth quarter will continue to be challenging. We expect continued, incremental improvement in Tubular Products’ margins, and Water Transmission results are expected to be similar to third quarter results. We do expect an improved bidding environment and stronger bookings in the fourth quarter,” said Brian W. Dunham, President and CEO of the Company.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has manufacturing operations in the United States, Mexico, and Indonesia.

Forward-Looking Statements

This press release includes statements, including statements regarding the Company’s preliminary estimates of financial results for the quarter ended September 30, 2009, statements regarding the anticipated filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and the statements in the “Outlook” section of this press release, that are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including the outcome of the Audit Committee’s investigation, including any changes or adjustments to the Company’s preliminary estimates as to financial results for the quarter ended September 30, 2009 or the Company’s previously reported financial results or changes in the Company’s accounting policies or practices resulting from the investigation of accounting practices being conducted by the Company’s Audit Committee, the risks related to the Company’s inability to file required reports with the Securities and Exchange Commission, the risks related to potential claims or proceedings that may be commenced concerning such matters, continued poor or further weakened domestic or international economic conditions, risks related to project delays, risks related to changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham, Chief Executive Officer
Stephanie Welty, Chief Financial Officer
360-397-6323